Exhibit 10.15

Warehousing and Logistics Service Agreement

This Warehousing and Logistics Service Agreement is made by and between:

Party A: Shanghai ChemExplorer Co., Ltd.

Party B: LabPartner (Shanghai) Co., Ltd.

WHEREAS,

Party A and Party B entered into a Service Outsourcing Agreement on June 1, 2007, including Exhibit 4—Warehousing and Logistics Service Agreement (“Warehousing and Logistics Service Agreement”), pursuant to which Party B provided procurement and Logistics services to Party A. Both Parties agree to replace the previous warehousing and logistics service agreement with this agreement. Upon the effectiveness of this agreement, the previous warehousing and logistics service agreement shall become null and void.

Through friendly consultations and in accordance with Contract Law of People’s Republic of China, Party A and Party B hereby enter into this Warehousing and Logistics Service Agreement and agree as follows:

1.	LOGISTICS OPERATIONAL SITES AND FACILITIES

1.1	To ensure the timely supply, as required by Party A, Party B shall establish warehouses (hereinafter referred to as “Warehouses”) at working site of Party A upon request by Party A to store materials which are to be used in Party A’s business operation.

1.2	Party A shall provide Party B, free of charge, with sites and facilities that meet the applicable regulatory standards for storage of hazardous materials and chemicals, offices for administration purposes and equipments for warehousing operation. Party A shall also provide relevant qualification certificates of each warehouse issued by fire prevention and safety supervision authorities.

1.3	Sites

Classification	Address	Area (m2 )

Warehouse for hazardous materials	Floor 1, No. 10 Building, No. 965 Halei Road, Zhangjiang Hi-Tech Park, Shanghai, China	150

Office	Room 109, No. 10 Building, No. 965 Halei Road, Zhangjiang Hi-Tech Park, Shanghai, China	10

Refrigerated Warehouse	Floor B1, No. 1 Building, No. 998 Halei Road, Zhangjiang Hi-Tech Park, Shanghai, China	10

Ordinary Warehouse	Floor B1, No. 1 Building, No. 998 Halei Road, Zhangjiang Hi-Tech Park, Shanghai, China	150

1.4	For facilities provided by Party A, please see Annex 1.

1.5	Since that Party B only provides special services to Party A, Party A shall pay for the cost of water and electricity incurred during the performance of this agreement.

1.6	To facilitate the communication among the logistics staff of Party A and Party B, Party A shall provide sufficient internal telephone extensions for Party B. Party B shall pay the fees for using external lines.

2.	SERVICES

2.1	Party B shall respond to Party A’s need to supply in time with the inventories in the Warehouses

2.1.1	Party A can check the inventory level in the Warehouses through the e-commerce platform of Party B and issue orders accordingly. Party B shall process the orders in time.

2.1.2	Party A can retrieve the ordered materials within one business day from the Warehouses upon the receipt of the email confirmation from the e-commerce platform of Party B.

2.1.3	The order shall be rendered invalid if Party A does not retrieve the materials thereunder within one business day upon the receipt of the email confirmation. Party A shall issue a new order to obtain the materials.

2.1.4	Party A shall provide the printed email confirmation to Party B upon retrieving the materials ordered. Party B shall deliver the materials in accordance with the serial numbers specified in the email confirmation. Alternatively, Party A can retrieve the materials by submitting an application form properly filled out with the materials names, size and amount of the materials detailed therein.

2.1.5	If Party A is not able to issue orders or receive email confirmation via the e-commerce platform due to system errors thereof, Party A can retrieve the materials by submitting an application form properly filled out with the materials names, size and amount of the materials detailed therein and signed by the authorized group leaders.

2.1.6	Party A shall inspect the quantity and appearance of the materials upon receipt of the materials delivered by Party B. Party A shall accept the materials if the materials satisfy the specified quality standards. Request for exchange of materials shall be raised in time should the materials do not satisfy the quality standards. In the case of exchange of materials, Party A shall confirm in writing the accuracy of the delivery in respect of the amount and appearance after inspection.

2.2	Party B procures and dispatches within Shanghai Zhangjiang biological and medical base non-inventory materials, except highly toxic substances, for Party A upon request

2.2.1	Where the materials ordered by Party A are temporarily out of stock, Party B shall deliver the materials to the destinations specified in the order issued by Party A within two business days upon the arrival of the materials.

2.2.2	Party A shall inspect the quantity and appearance of the materials immediately upon receiving the materials. Party A is entitled to reject such materials if they fail to meet the quality standards. When accepting the materials, Party A shall confirm in writing that the materials satisfy the quality standards.

2.2.3	If Party A rejects the materials, Party B shall communicate with Party A within 24 hours. Party A shall inform Party B of its decision whether to cancel the order or purchase the materials at a discount.

2.3	Party B provides highly toxic substances storage, dispatching and data process services to Party A. Such services will be provided only within Shanghai Zhangjiang biological and medical base

2.3.1	The Warehouses operated by Party B for the storage of highly toxic substances shall have appropriate qualification certificates.

2.3.2	Party B shall operate the Warehouses for the storage of highly toxic substances in compliance with applicable regulations.

2.3.3	Party B shall arrange two people to exam the highly toxic materials ordered by Party A upon the receipt of these materials. The materials can be accepted into the Warehouses only if they conform with the order issued by Party A.

2.3.4	Party A shall order by telephone or email with Party B one day in advance in case they request the highly toxic substances. Party B shall complete the delivery within 24 hours.

2.3.5	Party A shall arrange two people for receiving the highly toxic substances upon the delivery. Both of them shall confirm the receipt in writing.

2.3.6	Invoices of service fees issued by Party B shall be based on the dispatch records of the highly toxic substances.

2.4	Party B provides Party A with services of transportation, loading and unloading

2.4.1	Party A shall inform Party B in writing of the name and weight of the materials if it instructs Party B to transfer them. Party A shall provide Party B with the MSDS of the materials if they are hazardous materials.

2.4.2	Party B shall arrange for loading of the materials within 24 hours (excluding statutory holidays) upon Party A’s notice and transport the materials to the destination as instructed by Party A within the designated period. Party B will only provide such loading services for the materials stored in Shanghai.

2.4.3	Party B shall be responsible for the loading and unloading of the materials ordered by Party A.

2.4.4	Party B is entitled to negotiate with Party A on the transportation fees based on the actual circumstances of transportation and materials.

3.	SERVICE FEES

3.1	Logistics service fees (excluding those charged for the transportation of highly toxic substances): Party B charges Party A for RMB 160,000 per month. Party B provides Party A with 2,500 orders per month. If the logistics services provided to Party A exceed 2,500 orders per month, for the exceeding portion, Party A shall pay Party B RMB10 per order per material type. The cap amount for the logistics service fees incurred by Party A is RMB 14,000 per month if the logistics amount does not exceed 3,500 orders per month. Party A and Party B will negotiate on additional logistics service fees payable in case the logistics amount exceeds 3,500 orders per month.

4.	SETTLEMENT

4.1

Both parties agree that the services fee shall be settled in every calendar month. Party B shall provide a list of expenses incurred during the previous month prior to the 10th day of each month. Party A shall inform Party B to issue a legitimate invoice within 3 business days upon the receipt of the list once it confirms the accuracy of the list. Full payment shall be made by Party A within 5 business days upon the receipt of the invoice. Such settlement days or payment days shall be postponed upon weekends or public holidays.

4.2	All payments shall be settled in RMB under this agreement.

4.3	Payment method: Bank transfer.

5.	RIGHTS AND OBLIGATIONS OF PARTY A

5.1	Party A is entitled to check the status of the services provided by Party B at any time.

5.2	Party A is entitled to inspect the inventory of the Warehouses operated by Party B on behalf of Party A.

5.3	Party A shall provide proper sites with relevant qualification certificates to Party B in time and assure the safety of the sites and be responsible for maintenance and management of the relevant facilities (including inner wall, doors, windows, water, electricity and fire alarm facilities system, etc). Party A shall be responsible for repairing the sites and conducting regular inspections on the sites and facilities to prevent any leakage and flooding and maintain the doors and windows in good condition so as to ensure the normal use by Party B.

5.4	Party A represents that it has the ownership or land use rights of the sites provided to Party B and the sites have no legal or economic defects. Party A shall compensate Party B for any loss resulting from such defects.

5.5	Unless caused by force majeure, Party A shall inform Party B by a written notice two months in advance if it changes the location of the sites provided to Party B and shall reimburse Party B for all the expenses incurred by Party B on the relocation.

5.6	Party A shall bear the cost of insurance of the sites used by Party B. Party A shall bear Party B’s losses due to the defects at the sites (including, but not limited to, water leakage, malfunction of fire alarm system and building collapse).

5.7	Party A shall provide Party B with correct information which is necessary for Party B to provide services hereunder.

5.8	Party A shall pay Party B on time.

5.9	Party A undertakes that the materials transferred to Party B for storage and transportation meet the requirements of applicable laws and regulations.

5.10	Party B shall not be liable for damages of materials or any other accidents if such damages or accidents are due to Party A’s failure to provide facilities or equipment upon the request of Party B.

6.	RIGHTS AND OBLIGATIONS OF PARTY B

6.1	Party B shall provide logistics services including warehousing and transportation to Party A as stipulated herein.

6.2	Party B undertakes that the logistics services it provides hereunder, including warehousing and transportation, shall meet Party A’s safety requirements and in compliance with the applicable laws and regulations.

6.3	Party B shall develop an effective storage, logistics and transportation management system and provide sufficient experienced staff to perform this agreement.

6.4	Party B shall provide services to Party A strictly in accordance with the operational procedure stipulated hereunder within the time limit required by Party A. Party B shall be liable for breaches of contract if such breaches are due to reasons attributable to Party B.

6.5	Party B shall ensure the safety of the materials it stores or transports for Party A. Party B shall inform Party A promptly of any abnormal incidents by phone and report such incidents to Party A in writing subsequently within one business day and make every effort to minimize the damages to the materials.

6.6	Party B shall be liable for the damages, losses, deterioration of the materials and pollution to the environment if it does not store the materials in the condition specified herein.

6.7	Party B shall be liable if it does not operate, transport or store hazardous materials and perishable materials in compliance with the applicable laws and regulations or the requirements stipulated herein or causes damages to a third party.

6.8	Party B shall arrange for the delivery, dispatching, acceptance, shipment and transportation within the time limit and in the manner stipulated by Party A.

6.9	Party B shall ensure the safety of the materials it stores and transports for Party A and make every effort to safeguard Party A’s materials.

6.10	Party B shall stipulate a strict warehouse management system and operational procedure to ensure timely supply and secure storage of the materials needed by Party A.

6.11	Unless agreed by written consent of Party A, Party B shall not use the sites provide by Party A beyond the purposes hereunder.

6.12	Party B shall store and transport highly toxic substances strictly in compliance with the applicable laws and regulations. Party B shall be liable for any losses arising from its violation of the applicable laws and regulations.

6.13	Party B shall actively cooperate with Party A on the inspection, surveillance and calculation of the inventories. Party B shall arrange staff to collaborate with Party A if necessary.

7.	ADDITIONAL SERVICES

7.1	Additional Services

Party B provides additional services to Party A as follows. Party A shall apply in writing to Party B according to its actual demands. After confirmation from both parties, Party B charges for additional services on the basis agreed by both Parties. Charge rates are subject to negotiation between the Parties:

7.1.1	label attachment and removal services;

7.1.2	imported reagent inventory services;

7.1.3	recycling services;

7.1.4	materials packing services.

8.	OWNERSHIP AND RISKS

8.1	Party A maintains the ownership of goods transported or stored by Party B before payment of the contract price by Party A. Without written consent of Party A, Party B shall not sell, rent, lend, grant, mortgage, pledge or dispose of the goods in other manners. Party B shall be liable for compensation for any defect in the ownership of or damage to the goods if such defect or damage results from the reasons attributable to Party B.

8.2	Party B shall not be responsible for any risks including damages, losses, deterioration or pollution upon the acceptance of the designated recipients. Such risks transfer upon Party A. Nonetheless, Party B shall be responsible for informing the designated recipient of the specific packaging surface conditions of each piece of goods, otherwise the risks will not be transferred in the aforesaid manner.

9.	TRANSFER, MODIFICATION AND TERMINATION OF THE AGREEMENT

9.1.1	This Agreement can be modified or terminated with mutual consent of both Parties.

9.1.2	The rights and obligations arising prior to the termination of this Agreement will not be influenced by the termination of this Agreement.

9.1.3	Without written consent of Party A, Party B shall not delegate its obligations in whole or in part of storage hereunder to any third party (including but not limited to its affiliates). Party B shall not change the location of the storage of the goods. Otherwise, Party B shall bear all liabilities arising wherefrom.

10.	LIABILITIES FOR BREACH OF CONTRACT

10.1	Both Parties shall perform this Agreement in accordance with the agreed provisions and operational procedures hereunder. A Party shall bear all losses for which it is responsible.

10.2	A Party shall be responsible for any losses of the goods of the other Party resulting from its violation of other provisions hereunder.

10.3	Party B inspects the name, classification, quantity, size and packaging surface of the goods only while dealing with the entry of Party A’s goods into the inventories. Party B inspects the packaging surface condition of the entire-pallet goods only. Party B shall not be responsible for any brokerage, losses or damages of entire-pallet goods discovered during the logistics process if it is innocent for such brokerage, losses or damages and notifies Party A in a timely manner.

10.4	Both parties shall make every effort to minimize the losses of Party B through negotiation should Party A fails to settle the payment as stipulated hereunder. The liquidated damages shall be 0.1 % of the overdue payment per day in case of failure of such negotiation.

10.5	Party B shall compensate Party A for any losses due to delay of delivery. Party B shall compensate Party A 0.1% of the value of goods per day if it fails to deliver the goods to the designated destination and deliver the overdue goods to the designated destination for free. Furthermore, Party A is entitled to terminate this Agreement if the delivery is 30 days overdue.

10.6	Apart from the provisions above, the liquidated damages shall be 0.1% of the full payment or the value of the overdue goods per day if Party B fails to perform its other obligations hereunder (including but not limit to delay of compensation settlement or consignment). Furthermore, Party A is entitled to terminate this Agreement if the specific performance is 30 days overdue.

11.	CONFIDENTIALITY

11.1	Confidential information that one Party may obtain during the process of performance of this Agreement includes but is not limited to the other Party’s business information, technology, data, company policy, client information, employee structure of Party A, delivery status, agreement prices, procurement procedures and other information and data that may be obtained during the performance of this Agreement. The Party that obtained any confidential information shall keep it confidential and take all reasonable steps to prevent the confidential information from being disclosed to third parties.

11.2	Both parties shall inform their employees involved in the performance of this Agreement to comply with the confidentiality provisions hereunder. A Party shall be jointly liable if its employee violates the confidentiality provisions.

11.3	The term of confidentiality shall survive this Agreement and will remain in force after the termination of this Agreement.

11.4	Both parties shall comply with confidentiality provisions.

12.	FORCE MAJEURE

12.1	Either Party shall inform the other Party by telephone or fax if it is expected that it cannot perform this Agreement due to any force majeure and subsequently produce to the other Party within 15 days of the elimination of such force majeure the proof issued by relevant authorities.

12.2	Upon the cease or elimination of such force majeure, both Parties shall proceed with the performance of this Agreement promptly and inform the other Party via email, telephone or fax. Nonetheless, one Party is entitled to terminate this Agreement by informing the other Party in writing of the termination if its performance hereunder is permanently rendered impossible by and only by force majeure.

12.3	Neither of the Parties shall be responsible for the losses hereunder if such losses are due to force majeure.

13.	DISPUTE RESOLUTION

Both Parties shall resolve timely any disputes arising in the performance of this Agreement. Either Party is entitled to bring an action against the other Party before the court located in Party A’s registered address.

14.	MISCELLANEOUS

14.1	Written methods referred to herein include letter, fax or email by post or by hand.

14.2	Once coming into effectiveness, unless otherwise stipulated, neither Parties shall modify or terminate this Agreement. A supplemental agreement shall be entered into if one Party seeks to modify this Agreement. The supplemental agreement will come into effect once it is stamped officially. This Agreement shall be performed in the original manner if the Parties fail to reach an agreement to modify it. Otherwise it constitutes a breach of this Agreement.

14.3	This Agreement shall be of the same term as the Service Outsourcing Agreement.

Either Party is entitled to terminate this Agreement, but shall inform the other Party 6 months in advance.

14.4	This Agreement will come into effect once it is duly signed or affixed with company seals.

One original copy of this Agreement will be dispatched to each Party. Each of the two original copies shall have the same legal effect.

14.5	If there is discrepancy between this Agreement and the Service Outsourcing Agreement, this Agreement shall prevail.

14.6	The Parties are entitled to enter into agreements supplemental to this Agreement. Where the supplemental agreements are inconsistent with this Agreement, the supplemental agreements shall prevail.

Party A: /s/ Shanghai ChemExplorer Co., Ltd.

Authorized Representative:

Date: July 1, 2008

Party B: /s/ LabPartner (Shanghai) Co., Ltd.

Authorized Representative:

Date: July 1, 2008

Annex 1

Item	Unit	No. 3 Old Building	No. 2 Old Building	No. 6 Old Building	Total
Storage Racks		24	25	34	83
(200cm*52cm*125cm)
hydraulic lathe – 2000kg		0	0	0	0
hand fork lifter – 200kg		0	0	0	0
trolley		1	1	0	2
aluminum alloy ladder		0	1	0	1
cylinder go-cart		0	1	0	1
electronic loadcell scales		0	0	0	0
0-15kg- Brand
Chaozhong
electronic loadcell scales		1	0	0	1
2-300kg
strongbox – Brand Lion		0	0	0	0
infrared ray gun		1	1	1	3
deepfreeze – Star		1	1	0	2
cold cupboard – Star		0	0	0	0